                                                                EXHIBIT 5.1


                          [Dorsey & Whitney LLP Letterhead]



Great Plains Software, Inc.
1701 S.W. 38th Street
Fargo, North Dakota 58103

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Great Plains Software, Inc., a Minnesota corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of up to 2,511,553 shares (the "Shares") of common stock, par value $.01 per share, of the Company. The Shares will be issuable under the 1997 Stock Incentive Plan (the "1997 Plan"), the 1983 Incentive Stock Option Plan (the "1983 Plan"), the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and the Outside Directors' Stock Option Plan (the "Directors' Plan") of the Company, and under stock option agreements between the Company and certain nonemployee directors of the Company (the "Agreements"). The 1997 Plan, the 1983 Plan, the Purchase Plan, the Directors' Plan and the Agreements are referred to herein as the "Plans".

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

         In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, as applicable, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated:  July 3, 1997                        Very truly yours,


                                            /s/ Dorsey & Whitney LLP

JLS